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                                                         IMAGEMATRIX CORPORATION
                                                               EXHIBIT  11.1
                                               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                                                               Allocation
                                                                                               -
                                                                                               Days        Calculation
                                                                                               ----        ------------
Applicable Common Shares:
 Net effect of common stock - based on the treasury stock
  method using the IPO price of $5.75

   Shares issued during 1995                                                  3,265,193
   Less:  Treasury stock assumed purchased
    Net stock proceeds                                            1,201,000
    Divided by: IPO price                                             $5.75
                                                                  ---------
                                                                               (208,870)

Net effect of common stock options - based on the treasury
 stock method using the IPO price of $5.75:
  Shares assumed issued for stock options                                       940,759
  Less: Treasury stock assumed purchased
   Options having an exercise price below IPO price                 940,759
   Multiplied by: Option Price                                        $2.58
                                                                  ---------
                                                                  2,427,158
   Divided by: IPO price                                              $5.75
                                                                  ---------
                                                                               (422,114)
                                                                              ---------
     TOTAL SHARES TO BE USED IN COMPUTING
       INCOME PER SHARE PRIOR TO JUNE 4, 1996                                 3,574,968        X  64  =    228,797,950
                                                                              =========


Total shares issued and outstanding from June 4, 1996                         4,638,772
 through June 30, 1996


     Note: Common stock equivalents have been excluded from the calculation from June 4, 1996 through June 30, 1996 as these common stock equivalents are anti-dilutive.



     TOTAL SHARES TO BE USED IN COMPUTING                                     ---------
       INCOME PER SHARE SUBSEQUENT TO JUNE 4, 1996                            4,638,772        X  27  =    125,246,844
                                                                              =========           --       -----------
                                                                                                  91       354,044,794
                                                                                                  ==

                                                                                 Divided        by                  91
                                                                                                           -----------
                                                                 TOTAL WEIGHTED AVERAGE SHARES O/S -
                                                                 APRIL 1 THROUGH JUNE 30, 1996               3,890,602
                                                                                                           ===========

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